Exhibit 99.1
Michael D. Bluhm, Chief Financial Officer 240.744.5110 Bret D.S. McLeod, Senior Vice President 240.744.5216 Gee Lingberg, Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. REPORTS RESULTS FOR 2017 AND ANNOUNCES AGREEMENT TO ACQUIRE THREE ICONIC HYATT MANAGED HOTELS

BETHESDA, MD; February 21, 2018 – Host Hotels & Resorts, Inc. (NYSE: HST) (“Host Hotels” or the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for the fourth quarter and the year.

James F. Risoleo, President and Chief Executive Officer, said, “The fourth quarter and full year exceeded our expectations in both the top and bottom line. We continue to drive margin improvement through better productivity, which is a testament to our talented associates. On the transaction front, we made great progress on advancing our strategic initiatives, including the sale of the Key Bridge Marriott, putting the W New York under contract and placing three irreplaceable Hyatt assets under contract for acquisition.”

Said Mr. Risoleo, “Andaz Maui, Grand Hyatt San Francisco, and Hyatt Regency Coconut Point are exactly the type of iconic real-estate we target and are located in what we believe are some of the best near-term growth markets in the U.S. As the owner of 10 Hyatt properties, we truly value our unique relationship and look forward to growing that relationship in the future. Given our recent and announced sales and our existing cash balance, this purchase is an accretive use of capital that we believe will benefit stockholders in the long-term. Further, by opportunistically monetizing a great piece of real estate in Washington D.C. and reducing our exposure in New York, we are putting into action key pillars of our revised strategy that we believe will create additional value for stockholders over time.”

Operating Results 1

(unaudited, in millions, except per share and hotel statistics)

	Quarter ended December 31,		Percent	Year ended December 31,		Percent
	2017	2016	Change	2017	2016	Change
Total revenues	$1,344	$1,337	0.5%	$5,387	$5,430	(0.8)%
Comparable hotel revenues (1)	1,219	1,192	2.3%	4,840	4,808	0.7%
Net income	93	128	(27.3)%	571	771	(25.9)%
EBITDAre (1)(2)	375	351	6.8%	1,510	1,483	1.8%
Adjusted EBITDAre (1)(2)	375	351	6.8%	1,510	1,482	1.9%
Change in comparable hotel RevPAR:
Domestic properties	2.1%			1.7%
International properties - Constant US$	7.3%			(12.2)%
Total - Constant US$	2.2%			1.3%

Diluted earnings per share	$0.12	$0.17	(29.4)%	$0.76	$1.02	(25.5)%
NAREIT FFO per diluted share (1)	0.41	0.41	—	1.68	1.69	(0.6)%
Adjusted FFO per diluted share (1)	0.42	0.41	2.4%	1.69	1.69	—

Additional detail on the Company’s results, including operating metrics for the top 40 hotels by RevPAR and data for 22 domestic markets, is available in the Year End 2017 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel results are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

(2)

Effective December 31, 2017, the Company presents EBITDAre, reported in accordance with NAREIT guidelines, and Adjusted EBITDAre as supplemental measures of performance. Prior year results have been restated to conform with the current year presentation. Under the new presentation, all of the EBITDA of consolidated partnerships is included, including the non-controlling partner’s share, which has increased the previously reported 2016 Adjusted EBITDA by $3 million for the quarter and $11 million for the full year. See the Notes to Financial Information for more information on this change.

Key Highlights

The Company has executed on the following strategic activities to enhance its portfolio and drive value:

•

The Company has placed the 301-room Andaz Maui, 668-room Grand Hyatt San Francisco, and 454-room Hyatt Regency Coconut Point under contract for $1 billion with a $25 million deposit at-risk. These assets are fee-simple and located in what the Company believes are some of the top growth markets in the U.S., including Maui and San Francisco, which are benefitting from strong lodging demand and limited supply growth. The hotels will continue to be managed by Hyatt pursuant to long-term management agreements, and this transaction is expected to improve the already strong relationship between Hyatt and the Company. The properties have recently received significant capital investments and are expected to require relatively minimal near-term capital expenditures from the Company.

Combined 2018 forecast pro-forma operations result in RevPAR of nearly $290, with the Andaz Maui ranking in the top three of the Company’s portfolio from a RevPAR perspective, pro-forma. Based on pro-forma 2018 forecast, the purchase price results in a combined forward EBITDA multiple of 17x and a cap rate of 5%. These assets are located in markets with outsized RevPAR growth that the Company anticipates will outpace the country and its current portfolio. In addition, each asset has a unique story, having undergone significant renovations, and has not yet reached what the Company believes to be stabilized levels. The transaction is anticipated to close by the end of the first quarter, subject to limited closing conditions, and will be funded through a combination of cash and drawing on the revolver portion of the Company’s credit facility.

•

Subsequent to year end, on January 9, the Company completed the sale of the Key Bridge Marriott for $190 million. Additionally, the Company is under contract to sell the W New York for $190 million. The buyer has a $13 million deposit at risk and the sale is expected to close in the second quarter 2018, subject to customary closing conditions.

Operating Performance

GAAP Metrics

•

Total revenues increased 0.5% for the quarter and declined 0.8% for the full year. The full year was affected by lost revenues from the sale of 14 hotels in 2016 and 2017 in addition to the continuing effect of Hurricanes Irma and Harvey.

•	GAAP operating profit margin declined 120 basis points for the quarter, primarily reflecting the increase in depreciation expense, and declined 10 basis points for the full year.
•

Net income decreased $35 million to $93 million for the fourth quarter as an improvement in operations was offset primarily by impairment expense of $43 million on the W New York and an increase in income tax expense. For the full year, net income decreased $200 million to $571 million, primarily due to a decrease in gain on sale of assets, net of tax.

•	Diluted earnings per share decreased 29.4% for the quarter and 25.5% for the full year as a result of the above changes to net income.

Other Metrics

•

Comparable RevPAR on a constant dollar basis increased 2.2% for the quarter, due to a 0.3% increase in average room rate and a 140 basis point increase in occupancy to 76.6%. For the full year, comparable RevPAR on a constant dollar basis improved 1.3%, driven by a 0.5% increase in average room rate and a 60 basis point increase in occupancy. Comparable hotel revenues increased 2.3% for the fourth quarter and 0.7% for the full year.

•	Comparable hotel EBITDA increased $8 million, or 2.7%, for the quarter and $14 million, or 1.0%, for the full year.
•

For both the quarter and full year, comparable hotel EBITDA margin improved 10 basis points. The increase reflects the improvement in room rate and the improvement in food and beverage margins for the full year.

•

Adjusted EBITDAre increased $24 million, or 6.8%, for the quarter, benefiting from the receipt of business interruption insurance proceeds and the sale of a parcel of land in Chicago. For the full year, Adjusted EBITDAre increased $28 million, or 1.9%.

•	Adjusted FFO per diluted share increased 2.4% for the quarter and was unchanged for the full year.

Capital Allocation

During 2017, the Company spent approximately $277 million on capital expenditures, of which $72 million was return on investment (“ROI”) capital expenditures and $205 million was on renewal and replacement projects. The overall spend for 2017 was approximately $100 million less than the third quarter forecast as a result of approximately $50 million moving from late 2017 into early 2018. Additionally, $30 million of the variance was related to hurricane restoration work not yet funded. Finally, the remaining $20 million was due to project savings during the quarter.

For 2018, the Company expects capital expenditures of $475 million to $550 million, closer to its historical average spend. This total spend consists of $185 million to $220 million in ROI projects and $290 million to $330 million in renewal and replacement projects.

Of the $185 million to $220 million of ROI project spend, $114 million is related to transformative repositioning, which is primarily occurring at the San Francisco Marriott Marquis. As a result, this hotel has been placed in the Company’s non-comparable hotel pool, effective January 1, 2018. It should be noted that the Company’s 2018 guidance reflects the expected disruption occurring as a result of these expenditure projects.

Dividends and Return of Capital

The Company paid a quarterly cash dividend of $0.25 per share on its common stock on January 16, 2018 to stockholders of record as of December 29, 2017, which included a $0.05 special dividend. On February 21, 2018, the Board of Directors authorized a regular quarterly cash dividend of $0.20 per share on its common stock. The dividend will be paid on April 16, 2018 to stockholders of record on March 29, 2018. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors. The Company did not repurchase any shares in 2017 and has $500 million of capacity available under its current repurchase program.

Balance Sheet

“With no debt maturities until 2020, we have ample flexibility to continue to create value in our portfolio. Our investment grade balance sheet is poised to enhance stockholder returns via multiple levers, including buying irreplaceable assets, investing in our portfolio, buying back stock or returning capital through dividends,” said Michael D. Bluhm, Executive Vice President and Chief Financial Officer.

At December 31, 2017, the Company had approximately $913 million of unrestricted cash and $822 million of available capacity remaining under the revolver portion of its credit facility. Total debt as of December 31, 2017, was $4.0 billion, with an average maturity of 5.1 years and an average interest rate of 4.0%.

2018 Outlook

The Company anticipates that its 2018 operating results as compared to the prior year will change in the following range:

Full Year 2018 Guidance
Total comparable hotel RevPAR - Constant US$	0.5% to 2.5%
Total revenues under GAAP	0.6% to 2.5%
Operating profit margin under GAAP	(50 bps) to 50 bps
Comparable hotel EBITDA margins	(60 bps) to 20 bps

Based upon the above parameters, the Company estimates its 2018 guidance as follows:

Full Year 2018 Guidance
Net income (in millions)	$547 to $616
Adjusted EBITDAre (in millions)	$1,465 to $1,535
Earnings per diluted share	$.73 to $.82
NAREIT FFO per diluted share	$1.60 to $1.70
Adjusted FFO per diluted share	$1.60 to $1.70

See the 2018 Forecast Schedules and the Notes to Financial Information for other assumptions used in the forecasts and items that may affect forecast results.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 87 properties in the United States and six properties internationally totaling approximately 52,000 rooms. The Company also holds non-controlling interests in seven domestic and international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands in the operation of properties in over 50 major markets. For additional information, please visit the Company’s website at www.hosthotels.com. The term “Hyatt” is used in this release for convenience to refer to Hyatt Hotels Corporation and/or one or more of its affiliates.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 21, 2018, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we” or “Host Inc.,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of December 31, 2017, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets (1)

(in millions, except shares and per share amounts)

	December 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Property and equipment, net	$9,692	$10,145
Assets held for sale	250	150
Due from managers	79	55
Advances to and investments in affiliates	327	286
Furniture, fixtures and equipment replacement fund	195	173
Other	236	225
Restricted cash	1	2
Cash and cash equivalents	913	372
Total assets	$11,693	$11,408

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt (2)
Senior notes	$2,778	$2,380
Credit facility, including the term loans of $996 million and $997 million, respectively	1,170	1,206
Mortgage debt and other	6	63
Total debt	3,954	3,649
Accounts payable and accrued expenses	283	278
Other	287	283
Total liabilities	4,524	4,210

Non-controlling interests - Host Hotels & Resorts, L.P.	167	165

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 739.1 million shares and 737.8 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	8,097	8,077
Accumulated other comprehensive loss	(60)	(83)
Deficit	(1,071)	(1,007)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,973	6,994
Non-controlling interests—other consolidated partnerships	29	39
Total equity	7,002	7,033
Total liabilities, non-controlling interests and equity	$11,693	$11,408
___________
(1)

Our condensed consolidated balance sheet as of December 31, 2017 has been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

(2)	Please see our Year End 2017 Supplemental Financial Information for more detail on our debt balances.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations (1)

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Revenues
Rooms	$847	$837	$3,490	$3,492
Food and beverage	409	416	1,561	1,599
Other	88	84	336	339
Total revenues	1,344	1,337	5,387	5,430
Expenses
Rooms	223	219	899	893
Food and beverage	277	284	1,071	1,114
Other departmental and support expenses	321	325	1,273	1,306
Management fees	61	59	239	236
Other property-level expenses	100	93	394	382
Depreciation and amortization	217	183	751	724
Corporate and other expenses(2)	19	24	98	106
Gain on insurance and business interruption settlements	(8)	—	(14)	(15)
Total operating costs and expenses	1,210	1,187	4,711	4,746
Operating profit	134	150	676	684
Interest income	2	1	6	3
Interest expense	(42)	(38)	(167)	(154)
Gain on sale of assets	3	8	108	253
Gain (loss) on foreign currency transactions and derivatives	2	3	(2)	4
Equity in earnings of affiliates	11	2	30	21
Income before income taxes	110	126	651	811
Benefit (provision) for income taxes	(17)	2	(80)	(40)
Net income	93	128	571	771
Less: Net income attributable to non-controlling interests	(1)	(2)	(7)	(9)
Net income attributable to Host Inc.	$92	$126	$564	$762
Basic earnings per common share	$.12	$.17	$.76	$1.03
Diluted earnings per common share	$.12	$.17	$.76	$1.02

___________

(1)

Our condensed consolidated statements of operations presented above have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

(2)	Corporate and other expenses include the following items:
	Quarter ended December 31,		Year ended December 31,
	2017	2016	2017	2016
General and administrative costs	$16	$21	$86	$95
Non-cash stock-based compensation expense	3	4	11	12
Litigation accruals and acquisition costs, net	—	(1)	1	(1)
Total	$19	$24	$98	$106

HOST HOTELS & RESORTS, INC.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net income	$93	$128	$571	$771
Less: Net income attributable to non-controlling interests	(1)	(2)	(7)	(9)
Net income attributable to Host Inc.	$92	$126	$564	$762

Basic weighted average shares outstanding	739.0	737.9	738.6	743.0
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	.6	.7	.5	.7
Diluted weighted average shares outstanding (1)	739.6	738.6	739.1	743.7
Basic earnings per common share	$.12	$.17	$.76	$1.03
Diluted earnings per common share	$.12	$.17	$.76	$1.02

___________

(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Location in Constant US$ (sorted by RevPAR)

	As of December 31, 2017		Quarter ended December 31, 2017			Quarter ended December 31, 2016
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Maui/Oahu	3	1,682	$344.36	90.1%	$310.20	$345.52	88.1%	$304.28	1.9%
New York	6	6,000	333.98	91.4	305.36	335.91	90.9	305.20	0.1
Florida Gulf Coast	3	1,043	336.42	72.1	242.54	347.06	67.4	233.75	3.8
San Francisco/San Jose	4	2,912	254.38	78.6	200.03	249.50	78.9	196.77	1.7
Jacksonville	1	446	314.15	62.4	196.04	313.69	55.8	174.89	12.1
Washington, D.C. (CBD)	5	3,238	248.18	75.5	187.29	240.62	77.8	187.12	0.1
Los Angeles	3	1,414	206.06	86.2	177.59	200.07	85.8	171.71	3.4
Boston	4	3,185	225.47	78.5	177.02	228.87	74.5	170.44	3.9
Philadelphia	2	810	207.32	82.9	171.88	197.37	75.2	148.39	15.8
Chicago	6	2,392	199.06	78.8	156.87	207.67	77.1	160.02	(2.0)
Atlanta	5	1,939	204.84	73.9	151.37	196.33	74.1	145.41	4.1
Seattle	2	1,315	200.33	74.4	148.98	203.96	69.3	141.43	5.3
Phoenix	4	1,518	201.83	73.2	147.81	206.26	67.8	139.91	5.6
San Diego	3	2,981	196.15	75.1	147.36	195.83	78.8	154.39	(4.6)
New Orleans	1	1,333	177.68	77.0	136.85	179.67	71.0	127.61	7.2
Orange County	4	1,429	177.00	76.1	134.71	178.77	71.7	128.14	5.1
Houston	4	1,716	174.34	73.1	127.40	165.83	72.7	120.59	5.7
Northern Virginia	6	2,502	177.21	70.7	125.31	173.58	67.8	117.65	6.5
San Antonio	2	1,513	180.05	68.4	123.08	168.74	66.7	112.56	9.3
Denver	2	735	174.83	69.7	121.94	175.13	66.0	115.56	5.5
Orlando	1	2,004	183.45	65.9	120.95	175.05	63.8	111.66	8.3
Miami	2	843	150.88	65.5	98.77	150.08	79.7	119.57	(17.4)
Other	8	3,596	159.92	69.6	111.23	163.64	68.0	111.19	-
Domestic	81	46,546	230.73	77.0	177.77	229.88	75.8	174.17	2.1

International	6	1,811	182.46	64.6	117.90	183.99	59.7	109.92	7.3
All Locations - Constant US$	87	48,357	229.21	76.6	175.52	228.51	75.2	171.76	2.2

All Owned Hotels in Constant US$ (2)

	As of December 31, 2017		Quarter ended December 31, 2017			Quarter ended December 31, 2016
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	87	48,357	$229.21	76.6%	$175.52	$228.51	75.2%	$171.76	2.2%
Non-comparable Hotels (Pro forma)	7	4,203	233.76	73.2	171.03	235.99	65.5	154.47	10.7
All Hotels	94	52,560	229.56	76.3	175.16	229.04	74.4	170.38	2.8

Comparable Hotels in Nominal US$

	As of December 31, 2017		Quarter ended December 31, 2017			Quarter ended December 31, 2016
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
International	6	1,811	$182.46	64.6%	$117.90	$177.13	59.7%	$105.82	11.4%
Domestic	81	46,546	230.73	77.0	177.77	229.88	75.8	174.17	2.1
All Locations	87	48,357	229.21	76.6	175.52	228.31	75.2	171.61	2.3

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Location in Constant US$ (sorted by RevPAR)

	As of December 31, 2017		Year ended December 31, 2017			Year ended December 31, 2016
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Maui/Oahu	3	1,682	$340.98	90.7%	$309.15	$330.98	90.6%	$299.86	3.1%
Florida Gulf Coast	3	1,043	362.53	71.4	258.86	360.91	71.4	257.54	0.5
New York	6	6,000	292.24	88.5	258.67	297.49	88.2	262.33	(1.4)
Jacksonville	1	446	349.70	71.0	248.28	337.37	71.5	241.38	2.9
San Francisco/San Jose	4	2,912	259.12	83.1	215.30	261.08	83.2	217.23	(0.9)
Washington, D.C. (CBD)	5	3,238	257.16	82.2	211.42	244.72	81.5	199.37	6.0
Seattle	2	1,315	232.84	83.7	194.80	221.43	78.7	174.27	11.8
Los Angeles	3	1,414	218.15	89.0	194.24	211.73	89.5	189.44	2.5
Boston	4	3,185	234.25	81.5	190.88	231.16	80.2	185.42	2.9
San Diego	3	2,981	216.93	82.0	177.82	206.98	84.2	174.35	2.0
Philadelphia	2	810	199.69	82.4	164.54	208.55	73.6	153.58	7.1
Chicago	6	2,392	197.52	79.4	156.83	203.33	77.4	157.43	(0.4)
Phoenix	4	1,518	206.51	73.9	152.54	211.64	68.3	144.50	5.6
Atlanta	5	1,939	195.60	77.0	150.69	193.33	78.0	150.86	(0.1)
Orange County	4	1,429	188.85	79.2	149.51	191.92	76.7	147.25	1.5
Denver	2	735	179.96	79.0	142.20	179.94	73.5	132.25	7.5
New Orleans	1	1,333	175.51	77.0	135.13	179.79	76.5	137.53	(1.7)
Northern Virginia	6	2,502	179.18	75.3	134.88	171.96	74.1	127.49	5.8
San Antonio	2	1,513	181.55	72.2	131.01	177.04	70.1	124.08	5.6
Houston	4	1,716	178.11	72.1	128.50	178.43	73.4	130.96	(1.9)
Orlando	1	2,004	179.30	70.1	125.62	175.58	69.6	122.17	2.8
Miami	2	843	157.48	75.0	118.14	157.15	84.6	132.92	(11.1)
Other	8	3,596	166.34	72.8	121.10	166.38	72.2	120.11	0.8
Domestic	81	46,546	228.89	79.8	182.76	227.06	79.1	179.70	1.7

International	6	1,811	179.64	62.9	113.05	201.66	63.9	128.79	(12.2)
All Locations - Constant US$	87	48,357	227.42	79.2	180.14	226.28	78.6	177.79	1.3

All Owned Hotels in Constant US$ (2)

	As of December 31, 2017		Year ended December 31, 2017			Year ended December 31, 2016
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	87	48,357	$227.42	79.2%	$180.14	$226.28	78.6%	$177.79	1.3%
Non-comparable Hotels (Pro forma)	7	4,203	244.70	76.2	186.42	245.24	69.1	169.43	10.0
All Hotels	94	52,560	228.76	79.0	180.65	227.63	77.8	177.12	2.0

Comparable Hotels in Nominal US$

	As of December 31, 2017		Year ended December 31, 2017			Year ended December 31, 2016
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
International	6	1,811	$179.64	62.9%	$113.05	$195.31	63.9%	$124.73	(9.4)%
Domestic	81	46,546	228.89	79.8	182.76	227.06	79.1	179.70	1.7
All Locations	87	48,357	227.42	79.2	180.14	226.09	78.6	177.64	1.4

(1)

See the Notes to Financial Information for a discussion of comparable hotel operating statistics and constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation. CBD of a location refers to the central business district.

(2)

Operating statistics are presented for all consolidated properties owned as of December 31, 2017 and do not include the results of operations for properties sold in 2017 or 2016. Additionally, all owned hotel operating statistics include hotels that we did not own for the entirety of the periods presented and properties that are undergoing large-scale capital projects during the periods presented and, therefore, are not considered comparable hotel information upon which we usually evaluate our performance. Specifically, comparable RevPAR is calculated as revenues divided by the available room nights, which will rarely vary on a year-over-year basis. Conversely, the available room nights included in the non-comparable RevPAR statistic will vary widely based on the timing of hotel closings, the scope of a capital project, or the development of a new property. See the Notes to Financial Information – Comparable Hotel Operating Statistics for further information on these pro forma statistics and the limitations on their use.

•

Non-comparable hotels (pro forma) - This represents five hotels under significant renovations in either 2016 or 2017: The Axiom Hotel, the Hyatt Regency San Francisco Airport, the Denver Marriott Tech Center, the Marriott Marquis San Diego Marina and the Phoenician. It also includes the Don CeSar and W Hollywood, acquired in 2017, which are presented on a pro forma basis assuming we owned the hotels as of January 1, 2016 and includes historical operating data for periods prior to our ownership. As a result, the RevPAR increase of 10.7% and 10.0% for the quarter and full year, respectively, for these seven hotels is considered non-comparable.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Number of hotels	87	87	87	87
Number of rooms	48,357	48,357	48,357	48,357
Change in comparable hotel RevPAR -
Constant US$	2.2%	—	1.3%	—
Nominal US$	2.3%	—	1.4%	—
Operating profit margin (2)	10.0%	11.2%	12.5%	12.6%
Comparable hotel EBITDA margin (2)	27.25%	27.15%	27.85%	27.75%
Food and beverage profit margin (2)	32.3%	31.7%	31.4%	30.3%
Comparable hotel food and beverage profit margin (2)	31.9%	32.4%	31.2%	30.5%

Net income	$93	$128	$571	$771
Depreciation and amortization	217	183	751	724
Interest expense	42	38	167	154
Provision (benefit) for income taxes	17	(2)	80	40
Gain on sale of property and corporate level income/expense	1	10	(44)	(175)
Non-comparable hotel results, net (3)	(38)	(33)	(177)	(180)
Comparable hotel EBITDA	$332	$324	$1,348	$1,334

	Quarter ended December 31, 2017				Quarter ended December 31, 2016
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Room	$847	$(66)	$—	$781	$837	$(74)	$—	$763
Food and beverage	409	(45)	—	364	416	(55)	—	361
Other	88	(14)	—	74	84	(16)	—	68
Total revenues	1,344	(125)	—	1,219	1,337	(145)	—	1,192
Expenses
Room	223	(18)	—	205	219	(20)	—	199
Food and beverage	277	(29)	—	248	284	(40)	—	244
Other	482	(48)	—	434	477	(52)	—	425
Depreciation and amortization	217	—	(217)	—	183	—	(183)	—
Corporate and other expenses	19	—	(19)	—	24	—	(24)	—
Gain on insurance and business interruption settlements	(8)	8	—	—	—	—	—	—
Total expenses	1,210	(87)	(236)	887	1,187	(112)	(207)	868
Operating Profit - Comparable Hotel EBITDA	$134	$(38)	$236	$332	$150	$(33)	$207	$324

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Year ended December 31, 2017				Year ended December 31, 2016
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results	GAAP Results	Non-comparable hotel results, net (3)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Room	$3,490	$(310)	$—	$3,180	$3,492	$(348)	$—	$3,144
Food and beverage	1,561	(178)	—	1,383	1,599	(204)	—	1,395
Other	336	(59)	—	277	339	(70)	—	269
Total revenues	5,387	(547)	—	4,840	5,430	(622)	—	4,808
Expenses
Room	899	(77)	—	822	893	(88)	—	805
Food and beverage	1,071	(119)	—	952	1,114	(144)	—	970
Other	1,906	(188)	—	1,718	1,924	(225)	—	1,699
Depreciation and amortization	751	—	(751)	—	724	—	(724)	—
Corporate and other expenses	98	—	(98)	—	106	—	(106)	—
Gain on insurance and business interruption settlements	(14)	14	—	—	(15)	15	—	—
Total expenses	4,711	(370)	(849)	3,492	4,746	(442)	(830)	3,474
Operating Profit - Comparable Hotel EBITDA	$676	$(177)	$849	$1,348	$684	$(180)	$830	$1,334
___________

(1)

See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of comparable hotel results. For additional information on comparable hotel EBITDA by location, see the Year End 2017 Supplemental Financial Information posted on our website.

(2)

Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the above tables.

(3)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, (ii) gains on insurance settlements and business interruption proceeds, and (iii) the results of our office spaces and other non-hotel income.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to

EBITDA, EBITDAre and Adjusted EBITDAre (1)

(unaudited, in millions)

	Quarter ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net income (2)	$93	$128	$571	$771
Interest expense	42	38	167	154
Depreciation and amortization	174	183	708	724
Income taxes	17	(2)	80	40
EBITDA (2)	326	347	1,526	1,689
(Gain)/loss on dispositions (3)	2	(8)	(100)	(250)
Non-cash impairment loss	43	—	43	—
Equity investment adjustments:
Equity in earnings of Euro JV (4)	(9)	(1)	(18)	(8)
Equity in earnings of affiliates other than Euro JV	(2)	(1)	(12)	(13)
Pro rata EBITDAre of Euro JV (4)	9	7	40	36
Pro rata EBITDAre of equity investments other than Euro JV	6	7	31	29
EBITDAre (2)(5)	375	351	1,510	1,483
Adjustments to EBITDAre:
Acquisition costs	—	—	1	—
Gain on property insurance settlement	—	—	(1)	(1)
Adjusted EBITDAre (2)(5)	$375	$351	$1,510	$1,482
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Net Income, EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO include a gain of $2 million for each of the years ended December 31, 2017 and 2016, for the sale of the portion of land attributable to individual units sold by the Maui timeshare joint venture and a gain of $4 million for the quarter and year ended December 31, 2017 for the sale of excess land in Chicago.

(3)	Reflects the sale of four hotels in 2017 and the sale of ten hotels in 2016.
(4)	Represents our share of earnings from our European Joint Venture (“Euro JV”) in which we hold an approximate one-third non-controlling interest.
(5)

Effective December 31, 2017, we present EBITDAre, reported in accordance with NAREIT guidelines, and Adjusted EBITDAre as supplemental measures of our performance. Prior year results have been restated to conform with the current year presentation. Under the new presentation, all of the EBITDA of consolidated partnerships is included, including the non-controlling partner’s share, which has increased the previously reported 2016 Adjusted EBITDA by $3 million for the quarter and $11 million for the full year. See the Notes to Financial Information for more information on this change.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to NAREIT and

Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net income (2)	$93	$128	$571	$771
Less: Net income attributable to non-controlling interests	(1)	(2)	(7)	(9)
Net income attributable to Host Inc.	92	126	564	762
Adjustments:
(Gain)/loss on dispositions (3)	2	(8)	(100)	(250)
Tax on dispositions	(5)	—	18	9
Gain on property insurance settlement	—	—	(1)	(1)
Depreciation and amortization	173	182	704	720
Non-cash impairment loss	43	—	43	—
Equity investment adjustments:
Equity in earnings of affiliates	(11)	(2)	(30)	(21)
Pro rata FFO of equity investments	16	10	56	48
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(2)	(1)	(4)	(4)
FFO adjustments for non-controlling interests of Host L.P.	(2)	(3)	(8)	(6)
NAREIT FFO (2)	306	304	1,242	1,257
Adjustments to NAREIT FFO:
Acquisition costs	—	—	1	—
Adjustment for Tax Reform (4)	6	—	6	—
Loss on debt extinguishment	—	—	1	—
Adjusted FFO (2)	$312	$304	$1,250	$1,257

For calculation on a per share basis (5):
Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	739.6	738.6	739.1	743.7
NAREIT FFO per diluted share	$.41	$.41	$1.68	$1.69
Adjusted FFO per diluted share	$.42	$.41	$1.69	$1.69
___________
(1-3)	Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(4)

As a result of the reduction of corporate income tax rates from 35% to 21% caused by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce the deferred tax assets and increase the provision for income taxes by approximately $11 million. Additionally, similar corporate income tax rate reductions affected our European Joint Venture, causing the remeasurement of the net deferred tax assets and liabilities in France and Belgium, resulting in a net tax benefit to us of $5 million. We do not consider these adjustments to be reflective of our on-going operating performance and therefore have excluded these items from Adjusted FFO.

(5)

Earnings per diluted share and NAREIT FFO and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and

NAREIT and Adjusted Funds From Operations per Diluted Share for 2018 Forecasts (1)

(unaudited, in millions, except per share amounts)

	Full Year 2018
	Low-end of range	High-end of range
Net income	$547	$616
Interest expense	192	192
Depreciation and amortization	735	735
Income taxes	43	44
EBITDA	1,517	1,587
Gain on dispositions	(102)	(102)
Equity investment adjustments:
Equity in earnings of affiliates	(28)	(28)
Pro rata EBITDAre of equity investments	78	78
EBITDAre	1,465	1,535
Adjusted EBITDAre	$1,465	$1,535

	Full Year 2018
	Low-end of range	High-end of range
Net income	$547	$616
Less: Net income attributable to non-controlling interests	(6)	(7)
Net income attributable to Host Inc.	541	609
Adjustments:
Gain on dispositions	(102)	(102)
Depreciation and amortization	731	731
Equity investment adjustments:
Equity in earnings of affiliates	(28)	(28)
Pro rata FFO of equity investments	55	55
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(2)	(2)
FFO adjustment for non-controlling interests of Host LP	(7)	(7)
NAREIT FFO	1,188	1,256
Adjusted FFO	$1,188	$1,256

Weighted average diluted shares - EPS, NAREIT and Adjusted FFO	740.2	740.2
Earnings per diluted share	$0.73	$0.82
NAREIT FFO per diluted share	$1.60	$1.70
Adjusted FFO per diluted share	$1.60	$1.70
___________

(1)	The forecasts are based on the below assumptions:
•

Total comparable hotel RevPAR in constant US$ will increase 0.5% to 2.5% for the low and high end of the forecast range, which excludes the effect of changes in foreign currency. However, the effect of estimated changes in foreign currency has been reflected in the forecast of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share.

•	Comparable hotel EBITDA margins will decrease 60 basis points or increase 20 basis points for the low and high ends of the forecasted range, respectively.
•	We expect to spend approximately $185 million to $220 million on ROI capital expenditures and approximately $290 million to $330 million on renewal and replacement capital expenditures.
•

The above forecast assumes the sale of the W New York will occur during the second quarter of 2018 and the acquisition of the three Hyatt hotels will occur at the end of the first quarter of 2018. The transactions are subject to customary and other closing conditions which may not be satisfied and there can be no assurances that we will be able to complete the transactions at the prices assumed in the forecast.

For a discussion of additional items that may affect forecasted results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2018 Forecasts (1)

(unaudited, in millions, except hotel statistics)

			Full Year 2018
			Low-end of range	High-end of range
Operating profit margin (2)			12.0%	13.0%
Comparable hotel EBITDA margin (3)			27.7%	28.5%

Net income			$547	$616
Depreciation and amortization			735	735
Interest expense			192	192
Provision for income taxes			43	44
Gain on sale of property and corporate level income/expense			(26)	(26)
Non-comparable hotel results, net (4)			(184)	(191)
Comparable hotel EBITDA			$1,307	$1,370

	Low-end of range
		Adjustments
	GAAP Results	Non-comparable hotel results, net(4)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Rooms	$3,497	$(403)	$—	$3,094
Food and beverage	1,575	(231)	—	1,344
Other	345	(73)	—	272
Total revenues	5,417	(707)	—	4,710
Expenses
Hotel expenses	3,926	(523)	—	3,403
Depreciation	735	—	(735)	—
Corporate and other expenses	106	—	(106)	—
Total expenses	4,767	(523)	(841)	3,403
Operating Profit - Comparable Hotel EBITDA	$650	$(184)	$841	$1,307

	High-end of range
		Adjustments
	GAAP Results	Non-comparable hotel results, net(4)	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Rooms	$3,565	$(410)	$—	$3,155
Food and beverage	1,606	(235)	—	1,371
Other	348	(73)	—	275
Total revenues	5,519	(718)	—	4,801
Expenses
Hotel expenses	3,958	(527)	—	3,431
Depreciation and amortization	735	—	(735)	—
Corporate and other expenses	106	—	(106)	—
Total expenses	4,799	(527)	(841)	3,431
Operating Profit - Comparable Hotel EBITDA	$720	$(191)	$841	$1,370
___________

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2018 Forecasts (1) (cont.)

(unaudited, in millions, except hotel statistics)

(1)

Forecast comparable hotel results include 87 hotels that we have assumed will be classified as comparable as of December 31, 2018. See “Comparable Hotel Operating Statistics” in the Notes to Financial Information. No assurances can be made as to the hotels that will be in the comparable hotel set for 2018. Also, see the notes to the “Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and NAREIT and Adjusted Funds From Operations per Diluted Share for 2018 Forecasts” for other forecast assumptions and further discussion of transactions affecting our comparable hotel set.

(2)	Operating profit margin under GAAP is calculated as the operating profit divided by the forecast total revenues per the condensed consolidated statements of operations.
(3)	Comparable hotel EBITDA margin is calculated as the comparable hotel EBITDA divided by the comparable hotel sales per the tables above.
(4)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, (ii) gains on insurance settlements and business interruption proceeds, and (iii) the results of our office spaces other non-hotel income. The following hotels are considered non-comparable for full-year forecast:

Acquisitions:
•	The Don CeSar and Beach House Suites complex
•	W Hollywood
•	Hyatt portfolio of three hotels under contract

Renovations:
•	The Phoenician
•	San Francisco Marriott Marquis
•	The Ritz-Carlton, Naples

Dispositions or properties under contract (includes forecast or actual results from January 1, 2018 through the anticipated or actual sale date):
•	Key Bridge Marriott
•	W New York

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Forecasts

Our forecast of earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR and margin growth; the amount and timing of acquisitions and dispositions of hotel properties is an estimate that can substantially affect financial results, including such items as net income, depreciation and gains on dispositions; the level of capital expenditures may change significantly, which will directly affect the level of depreciation expense and net income; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Comparable Hotel Operating Statistics

To facilitate a quarter-to-quarter comparison of our operations, we present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis.

Because these statistics and operating results relate only to our hotel properties, they exclude results for our non-hotel properties and other real estate investments. We define our comparable hotels as properties:

(i) that are owned or leased by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

We do not include an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired The Don CeSar in February 2017. The hotel will not be included in our comparable hotels until January 1, 2019. Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

Of the 94 hotels that we owned on December 31, 2017, 87 have been classified as comparable hotels. The operating results of the following hotels that we owned as of December 31, 2017 are excluded from comparable hotel results for these periods:

•

Denver Marriott Tech Center, removed in the first quarter of 2016 (business disruption due to extensive renovations, including conversion of 64 rooms to 41 suites, conversion of the concierge lounge into three meeting rooms, and the repositioning of the public space and food and beverage areas);

•

Hyatt Regency San Francisco Airport, removed in the first quarter of 2016 (business disruption due to extensive renovations, including all guestrooms and bathrooms, meeting space, the repositioning of the atrium into a new restaurant and lounge, and conversion of the existing restaurant to additional meeting space);

•	Marriott Marquis San Diego Marina, removed in the first quarter of 2015 (business interruption due to the demolition of the existing conference center and construction of the new exhibit hall);
•

The Phoenician (acquired in June 2015 and, beginning in the second quarter of 2016, business disruption due to extensive renovations, including all guestrooms and suites, a redesign of the lobby and public areas, renovation of pools, recreation areas and a restaurant and a re-configured spa and fitness center);

•	Axiom Hotel (acquired as the Powell Hotel in January 2014, then closed during 2015 for extensive renovations and reopened in January 2016);

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•	The Don CeSar and Beach House Suites complex (acquired in February 2017); and
•	W Hollywood (acquired in March 2017).

The operating results of 14 hotels disposed of in 2017 and 2016 are not included in comparable hotel results for the periods presented herein. These operations are also excluded from the hotel operating data for all owned hotels on pages 9 and 10. None of our hotels have been excluded from our comparable hotel results due to Hurricanes Harvey or Irma.

Operating statistics for the non-comparable hotels listed above are included in the hotel operating data for all owned hotels. By definition, the RevPAR results for these properties are not comparable due to the reasons listed above, and, therefore, are not indicative of the overall trends for our portfolio. The operating results for the two hotels acquired in 2017 are included in the all owned hotel operating data on a pro forma basis, which includes operating results assuming the hotels were owned as of January 1, 2016 and based on actual results obtained from the manager for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. All owned hotel operating statistics are provided for completeness and to show the difference between our comparable hotel information (upon which we usually evaluate performance) and all of our hotels, including non-comparable hotels. Also, while they may not be illustrative of trends (as compared to comparable hotel operating statistics), changes in all owned hotel statistics will have an effect on our overall revenues.

Constant US$ and Nominal US$

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results for our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it shows growth in RevPAR in the local currency of the hotel consistent with how we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, Adjusted EBITDAre, earnings per diluted share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre and (iv) Comparable Hotel Property Level Operating Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains and losses from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

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Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs associated with the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

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Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. As a result of the reduction of corporate income tax rates from 35% to 21% caused by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce the deferred tax assets and increase the provision for income taxes by approximately $11 million. Additionally, similar corporate income tax rate reductions affected our European Joint Venture, causing the remeasurement of the net deferred tax assets and liabilities in France and Belgium, resulting in a net tax benefit to us of $5 million. We do not consider these adjustments to be reflective of our on-going operating performance and therefore have excluded these items from Adjusted FFO. The last such adjustment prior to this was a 2013 exclusion of a gain from an eminent domain claim.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, is widely used by management in the annual budget process and for our compensation programs.

EBITDAre and Adjusted EBITDAre

We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:

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Property Insurance Gains – We exclude the effect of property insurance gains reflected in our consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

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Cumulative Effect of a Change in Accounting Principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statements of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

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Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

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Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance.

In the past, we presented Adjusted EBITDA as a supplemental measure of our performance. That metric is calculated in a similar manner as Adjusted EBITDAre presented here, with the exception of the adjustment for non-controlling partners’ pro rata share of Adjusted EBITDA, which totaled $11 million in 2016. The rationale for including 100% of EBITDAre for consolidated affiliates with non-controlling interests is that the full amount of any debt of these affiliates is reported in our consolidated balance sheet and therefore metrics using total debt to EBITDAre provide a better understanding of the Company’s leverage. This is also consistent with NAREIT’s definition of EBITDAre.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA, EBITDAre and Adjusted EBITDAre, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only) and other items have been and will be made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic and international partnerships that own a total of 21 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners and interests ranging from 15% to 48% held by outside partners in two partnerships each owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.

Comparable Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or “same store,” basis as supplemental information for investors. Our comparable hotel results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable properties after removing the impact of the Company’s capital structure (primarily interest expense), and its asset base (primarily depreciation and amortization). Corporate-level costs and expenses are also removed to arrive at property-level results.  We believe these property-level results provide investors with supplemental information into the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s comparable properties in the aggregate. We eliminate depreciation and amortization

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.